MONDEE APPOINTS TRAVEL LUMINARY JEFF CLARKE TO BOARD OF DIRECTORS

Distinguished Leader with Board and C-suite Roles in Orbitz, Red Hat, Autodesk, Travelport, HP and Compaq

AUSTIN, TX – September 20, 2023 – Mondee Holdings, Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), the high-growth, travel technology company and marketplace, with a portfolio of globally recognized platforms in the leisure and corporate travel sectors. today announced the appointment of Jeff Clarke to its Board of Directors. The independent appointment is effective September 14, 2023, following unanimous election by the Company’s Board of Directors.

Mr. Clarke brings a wealth of experience in the technology sector, including a deep-rooted history in the travel industry, which is set to greatly benefit the Mondee team. He is also a seasoned board member, having served on the boards of major corporations such as Orbitz Worldwide, Red Hat, Autodesk, FTD Group, Eastman Kodak, Ellipsis Health, Columbia Care, Generate Life Sciences, Docker, Inc., Compuware and Travelport.

Clarke, a pioneer in e-commerce, has close to 20 years of experience in global distribution in the travel industry, including as CEO and Chairman of Travelport and Chairman of Orbitz. During his decade long tenure, Clarke led Travelport through a transformation that shaped the company into becoming a leader in the Global Distribution Systems industry.

As Chairman of Orbitz Worldwide, he contributed to the company’s prominence as a leading online travel agency, enabling its successful merger into Expedia. His wealth of experience in both B2B and B2C travel distribution, gives him a unique perspective on the current challenges and opportunities shaping the travel industry.

Currently, Clarke is serving as Interim CEO at Doxim, a customer communications management and engagement technology provider. In his career spanning over four decades, Clarke has held numerous C-suite roles within the technology, travel, and services industries, including leading industry players such as Hewlett-Packard, CA Technologies, FTD, Eastman Kodak and Compaq Computer.

“With Jeff’s exceptional leadership, deep expertise in travel, technology and services as well as unwavering commitment to innovation, we are honored to have him join our Board of Directors,” said Prasad Gundumogula, Mondee’s Chairman, CEO and Founder. “His track record of success in both B2B and B2C roles throughout his career will benefit Mondee as we continue disrupting more of the traditional travel industry with our powerful, proprietary A.I. technology and fast-growing travel marketplace.”

Clarke commented on his Board election, “Mondee has been leading the charge in redefining travel experiences with technology for everyone and I’m excited to play a part of that change by joining the Mondee Board. Mondee’s commitment to innovation, customer-centricity, and reshaping the travel industry is in perfect alignment with my passion for driving change and growth. I look forward to working with Prasad and the Mondee team as we continue to accelerate progress in revolutionizing the travel industry.”

ABOUT MONDEE
Established in 2011, Mondee is a travel technology company and a modern travel marketplace with its headquarters based in Austin, Texas. The company operates 17 offices across the United States and Canada and has core operations in India, Thailand, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. Available both as an app and through the web, the company’s platform processes over 50 million daily searches and generates a substantial transactional volume annually. Mondee Marketplace includes access to Abhi, the most powerful and only fully-integrated A.I. travel planning assistant in the market. Its network includes approximately 65,000 leisure travel advisors, freelancers and influencers, 500+ airlines, and over one million hotels and vacation rentals, 30K rental car pickup locations, 50+ cruise lines. The company also offers packaged solutions and ancillary offerings that serve a global customer base. For more about Mondee, please visit: mondee.com.

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